Exhibit 10.1

Anika Therapeutics, Inc.

32 Wiggins Avenue

Bedford, Massachusetts 01730

February 25, 2020

Dr. Cheryl R. Blanchard

[●]

Dear Cheryl:

On behalf of Anika Therapeutics, Inc. (the “Company”), I am pleased to provide you with this letter agreement (this “Agreement”) setting forth the principal terms of the compensation package to be provided to you by the Company for your services as Interim Chief Executive Officer of the Company (“Interim CEO”), which appointment was effective as of February 10, 2020 and will continue through the period set forth in Section 2 (the “Term”).

1.	Duties. During the Term, you will have all of the duties, responsibilities and authority commensurate with the position of Chief Executive Officer, including such duties, responsibilities and authority set forth in the Company’s Certificate of Incorporation and Bylaws and such duties, responsibilities and authority as are customary for executives with the same or similar roles in companies of similar sizes and structures. You will have an office at the Company’s corporate headquarters located in Bedford, Massachusetts for use during the Term on an as-needed basis. You agree to serve the Company faithfully, diligently and competently, and to devote your full working time, energy and skill to the Company’s business. Notwithstanding the foregoing, you will be permitted to:

(a)	continue to serve as a member of the public or private company boards of directors on which you currently serve; and

(b)	serve in any capacity with any professional, educational, philanthropic, public interest, charitable or community organization;

provided that such activities do not at the time the activity or activities commence or thereafter (i) create an actual or potential business or fiduciary conflict of interest or (ii) individually or in the aggregate, interfere materially with the performance of your duties to the Company.

You will continue as a member of the Company’s Board of Directors (the “Board”), although you will not be eligible to receive any cash compensation, equity awards or other compensation with respect to your continuing service on the Board during the Term. It is understood that neither your employment as Interim CEO nor any other term of this Agreement will interfere with the vesting of equity awards previously issued to you in connection with your service as a member of the Board. During the Term you will not be eligible to serve on any of the standing committees of the Board for which members are required to be “independent” within the meaning of the rules and regulations of the Securities and Exchange Commission or The Nasdaq Stock Market (that is, the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee). After the Term, your service as a member of any Board committee will be determined by the Board, subject to compliance with the applicable rules and regulations of the Securities and Exchange Commission and The Nasdaq Stock Market.

2.	Term. The Term will continue until the earliest of (a) the effective date of the appointment of a permanent Chief Executive Officer, (b) August 7, 2020, (c) a Change in Control as defined in the Company’s 2017 Omnibus Incentive Plan, and (d) such date as of which either the Company or you elect to terminate your employment as Interim CEO.

3.	Compensation.

(a)	Base Salary. The Company will pay you a base salary at an annualized rate of $600,000 for your services during the Term, less applicable withholdings for taxes, payable in accordance with the Company’s customary payroll practices from time to time in effect, provided that upon the end of the Term for any reason other than your election to terminate employment, you will be entitled to receive, in the next succeeding payroll run, an additional payment equal to the amount, if any, by which your total base salary earned during the Term totals less than $150,000.

(b)	Cash Retention Awards. The Company will pay to you in cash (i) if you do not elect to terminate employment prior to May 10, 2020, the amount of $127,500, which amount will be payable in the first payroll run occurring after the earlier of May 10, 2020 and the end of the Term, and (ii) if the Term continues after May 10, 2020 and you do not elect to terminate employment prior to August 7, 2020, an amount equal to 85% of your total base salary earned from May 10, 2020 through the end of the Term, which amount will be payable in the first payroll run occurring after the end of the Term.

(c)	Additional Monthly Payments. The Company will make a monthly payment to you in the amount of $3,448.28 with respect to each month during the Term, in lieu of your participation in the Company’s healthcare plan. This monthly payment will be made initially in the last payroll run of February 2020 and then in the first payroll run of each subsequent partial or full month during the Term (that is, you will be eligible to receive such a monthly payment with respect to February 2020 and each subsequent month for which you are employed as Interim CEO as of the first calendar day of that month). Notwithstanding the foregoing, you may elect in writing at any time, in your discretion and subject to compliance with related eligibility requirements, to begin participating in the Company’s healthcare plan effective as of the first calendar day of a month during the Term and to waive any subsequent monthly payments under this paragraph.

(d)	Equity Award. As of the date of this Agreement, the Company is granting to you, pursuant to its 2017 Omnibus Incentive Plan, restricted stock units with respect to 4,231 shares of the Company’s common stock, par value $0.01 per share, which shall vest in full and settle as of the earlier of (i) immediately prior to the end of the Term, so long as the Term does not end as the result of your election to terminate employment, and (ii) February 25, 2021, so long as you continue to serve on the Board as of such date.

(e)	Reimbursements. The Company will reimburse you for (i) up to $3,000 for legal fees and expenses incurred by you in connection with your initial employment as Interim CEO, including the review of this Agreement and the related term sheet, payable promptly after execution of this Agreement and submission of related documentation, and (ii) all reasonable out-of-pocket business, entertainment and travel expenses in connection with the performance of your duties under this Agreement that are incurred and submitted in accordance with the Company’s expense reimbursement policy from time to time in effect or with other guidelines or requirements approved by a majority of the disinterested members of the Board.

(f)	Benefits. During the Term and subject to Section 3(c) above, you will be entitled to participate in such privileges, including paid time off, and in such insurance and other benefit programs (excluding the Company’s long-term incentive programs) as are generally made available to the Company’s senior executives, to the extent you meet the eligibility requirements for such privileges and programs.

4.	At-Will Employment. Your employment with the Company will be “at-will” and may be terminated by you or the Company at any time, upon at least two weeks’ written notice, for any (or no) reason.
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5.	Confidential Information and Company Records.

(a)	Confidentiality. During the Term, and continuing thereafter, you agree that you will not, whether alone or in association with any other person, directly or indirectly, knowingly divulge, furnish or make accessible to any third person or organization other than in the regular course of the Company’s business any confidential information concerning the Company or its subsidiaries or its or their business, including confidential methods of operation and organization, confidential sources of supply and customer or other mailing lists.

(b)	Records. All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary, which the Company or you prepare or use or come into contact with, will remain the sole property of the Company or the subsidiary, as the case may be, and will be promptly returned upon termination of the Term or at such earlier time as may be requested by the Board.

(c)	Enforcement. The provisions of this Section 5 shall survive the end of the Term. You acknowledge that any remedy at law for a breach or threatened breach of any of the provisions of this Section 5 may be inadequate and that accordingly the Company shall be entitled to an injunction or specific performance or any other mode of equitable relief without the necessity of showing any actual damage, posting a bond or furnishing other security.

6.	Non-Competition and Non-Solicitation. During the Term and for one year after the Term, you will not directly or indirectly:

(a)	engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than one percent of the outstanding stock of a publicly held company) that is competitive with the Company’s business in that it develops, manufactures, markets, licenses, sells or provides the following products within the osteoarthritis space: (i) products competing with hyaluronic acid or indicated for ortho-viscosupplementation products sold or in development by the Company; or (ii) non-hyaluronic acid products competing directly with non-hyaluronic acid products sold or in development by the Company; or

(b)	either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company that were contacted, solicited, or served by you directly or the Company during the 12-month period prior to the termination or cessation of your employment with the Company; or

(c)	either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company or (ii) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of your employment with the Company; provided that this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated.

Notwithstanding the foregoing, this Section 6 shall not preclude you from becoming, during the year after the Term, an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if: (i) the Division by which you are employed, or to which you provide services, is not competitive with the Company’s business; (ii) you do not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise that is competitive with the Company’s business (collectively, the “Competitive Divisions”); and (iii) such Competitive Division or Divisions, in the aggregate, accounted for less than one-quarter of the consolidated revenues of the multi-divisional business or enterprise for the fiscal year, and each subsequent quarterly period, prior to commencement of your employment with the Division.

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7.	Company Policies. You will be bound by and comply fully with the Company’s standard confidentiality agreement (a form of which was been provided to you), insider trading policy, code of business conduct and ethics, conflict of interest policy, communications policies, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement.

8.	Indemnification. To the maximum extent permitted by law, you will be indemnified under the Company’s Certificate of Incorporation and Bylaws while serving as Interim CEO, and you will continue to be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.

9.	Miscellaneous.

(a)	Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address that you have most recently communicated to the Company in writing. Notices to the Company will be addressed to the Chair of the Board at the Company’s corporate headquarters. Either party hereto may change its address for the purpose of this Section 9(a) by written notice similarly given.

(b)	Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement and shall be the only permitted assignee.

(c)	Waiver. No provision of this Agreement may be modified or waived except in writing signed by you and a duly authorized officer of the Company.

(d)	Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

(e)	Survival. The provisions of this Agreement shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.
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(f)	Entire Agreement. This Agreement constitutes the entire understanding and agreement between you and the Company regarding your service as Interim CEO. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between you and the Company relating to such service.

(g)	Modifications. This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by both you and a majority of the disinterested directors of the Company.

(h)	Interpretation. For purposes of this Agreement:

(i)	headings used in this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement;

(ii)	the word “including” as used in this Agreement shall not be construed so as to exclude any other thing not referred to or described; and

(iii)	this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(i)	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

If the foregoing correctly sets forth your understanding of our agreement, please so indicate by signing and returning to us a copy of this Agreement.

Anika Therapeutics, Inc.

By:	/s/ Sylvia Cheung
Chief Financial Officer

Accepted and agreed:

Cheryl R. Blanchard

/s/ Cheryl R. Blanchard

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